Exhibit 99.1

Equillium Reports First Quarter 2026 Financial Results and Corporate Highlights

Phase 1 proof-of-mechanism study of EQ504 on track to initiate in mid-2026, with data expected approximately six months thereafter

Equillium appoints Snehal Naik, Ph.D., as Chief Development Officer to lead clinical development and medical strategy

Cash and cash equivalents expected to fund currently planned operations into 2029

LA JOLLA, California, May 13, 2026 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today reported financial results for the first quarter ended March 31, 2026, and provided a corporate update highlighting continued progress in support of EQ504, its potent and selective aryl hydrocarbon receptor (AhR) modulator.

“Following our March year-end update and financing, we have remained focused on advancing EQ504 toward the clinic while continuing to expand the scientific foundation supporting its differentiated profile,” said Bruce Steel, Chief Executive Officer of Equillium. “Recent preclinical data presented at IMMUNOLOGY2026 further strengthen our growing body of evidence for EQ504’s ability to modulate immune responses while promoting epithelial repair and barrier restoration. We believe these attributes reinforce the potential of EQ504 as a potentially differentiated, non-immunosuppressive therapeutic approach in ulcerative colitis and other inflammatory diseases.

We are also pleased to welcome Snehal Naik, Ph.D., as Chief Development Officer of Equillium. Snehal brings deep expertise leading integrated clinical and medical development strategies across immunology programs, including extensive experience in gastrointestinal diseases, and we welcome her addition to our leadership team as we advance EQ504 into the clinic and expand our development pipeline.”

Recent Corporate & Clinical Highlights:

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Recently appointed Snehal Naik, Ph.D., as Chief Development Officer. Dr. Naik will lead clinical development and medical strategy across Equillium’s pipeline, with responsibility for advancing EQ504 into the clinic and progressing future programs. She brings more than 15 years of biotechnology and pharmaceutical industry experience spanning early discovery through late-stage clinical development and product lifecycle management, including leadership of global development programs in immunology and inflammatory diseases. Most recently, Dr. Naik served as Senior Vice President and Head of Clinical Development at Ventyx Biosciences, where she led all development activities across a portfolio of immunology assets and advanced multiple programs into late-stage readiness. Dr. Naik received her Bachelor of Science in Biology from the University of Kentucky and Ph.D. in Pharmacology from Temple University School of Medicine. She completed NIH-funded postdoctoral fellowships at Thomas Jefferson University and the University of Pennsylvania School of Medicine.

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In March 2026, completed private placement financing of $35 million with RA Capital Management, providing additional capital to support the advancement of EQ504 through key clinical milestones and the continued execution of the Company’s development strategy.

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Continuing to advance EQ504, a potent and selective AhR modulator with potential for targeted local delivery in gastrointestinal (GI) diseases, including UC, as well as inhaled formulations for inflammatory lung diseases. Plans to initiate a Phase 1 proof-of-mechanism study in mid-2026, with data expected approximately six months thereafter.

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Equillium recently presented two EQ504 abstracts at IMMUNOLOGY2026, the annual meeting of the American Association of Immunologists in April 2026. Preclinical findings demonstrate that EQ504 promotes immune tolerance through induction of IL-10 and IL-22, supports anti-inflammatory macrophage polarization, and enhances epithelial repair and barrier function. The data also showed functional differentiation from clinically validated AhR-targeting agents, further supporting EQ504’s potential as a promising therapeutic candidate for ulcerative colitis.

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Evaluating further advancement of EQ302, its oral, bi-specific inhibitor of IL-15 and IL-21 being developed for GI indications, including celiac disease.

First Quarter 2026 Financial Results

Research and development (R&D) expenses for the first quarter of 2026 were $3.0 million, compared with $5.9 million for the same period in 2025. The significant decrease in R&D expenses was primarily driven by the wind down of our clinical studies in 2025.

General and administrative (G&A) expenses for the first quarter of 2026 were $2.6 million, compared with $2.9 million for the same period in 2025. The decrease in G&A expenses was primarily driven by lower legal and other professional fees.

Net loss for the first quarter of 2026 was $5.3 million, or $(0.06) per basic and diluted share, compared with a net loss of $8.7 million, or $(0.24) per basic and diluted share for the same period in 2025. Net loss decreased primarily as a result of lower R&D and G&A expenses, as described above.

Cash and cash equivalents totaled $61.3 million as of March 31, 2026, compared to $30.3 million as of December 31, 2025. Equillium believes that its cash and cash equivalents on the balance sheet as of March 31, 2026 are capable of funding its currently planned operations into 2029, based on certain assumptions and estimates that may prove to be inaccurate.

About EQ504

EQ504 is an investigational potent and selective aryl hydrocarbon receptor (AhR) modulator with a multi-modal, non-immunosuppressive mechanism of action designed to be complementary to other inflammation and immunology agents. AhR is critical to barrier organ tissue physiology and immunology, maintaining barrier function and promoting tissue repair and regeneration, while regulating resident immune cells with anti-inflammatory responses. EQ504’s preclinical properties provide the potential for targeted, local delivery via enteric coating for the treatment of ulcerative colitis and other gastrointestinal diseases or inhaled formulations for the treatment of inflammatory lung diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of several novel immunomodulatory assets and product platform targeting immuno-inflammatory pathways.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future”, “potential” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s belief that the cash and cash equivalents on its balance sheet as of March 31, 2026 are capable of funding its currently planned operations into 2029; Equillium’s ability to advance EQ504 through key clinical milestones and continue to execute Equillium’s development strategy; EQ504’s potential as a promising therapeutic candidate for ulcerative colitis; the ability to further advance EQ302; the potential benefits of Equillium’s product candidates; and other statements that are not historical facts. These statements are based on Equillium’s current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, but are not limited to: market conditions; volatility in the trading price of Equillium’s common stock; the sufficiency of Equillium’s capital resources and need for additional capital to achieve its goals; Equillium’s ability to raise additional capital on terms acceptable to Equillium, or at all; Equillium’s ability to continue as a going concern; risks inherent in achieving clinical milestones and stock price thresholds; Equillium’s ability to initiate or progress a Phase 1 clinical study, or any clinical trials, or the ability of such Phase I clinical study or any clinical trials to generate favorable data, on the anticipated timelines, if at all; Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies, if and when initiated; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; and changes in Equillium’s strategic plans. The foregoing list of risk factors is not exhaustive. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports with the Securities and Exchange Commission (SEC), which may be accessed for free by visiting the SEC’s website at www.sec.gov, and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact
PJ Kelleher
LifeSci Advisors, LLC
+1-617-430-7579
pkelleher@lifesciadvisors.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)
	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$61,322	$30,277
Prepaid expenses and other assets	1,194	952
Operating lease right-of-use assets	567	658
Total assets	$63,083	$31,887
Current liabilities
Accounts payable and other current liabilities	$3,345	$2,934
Total current liabilities	3,345	2,934
Long-term operating lease liabilities	251	356
Total liabilities	3,596	3,290
Total stockholders' equity	59,487	28,597
Total liabilities and stockholders' equity	$63,083	$31,887

Equillium, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$2,991	$5,924
General and administrative	2,619	2,946
Total operating expenses	5,610	8,870
Loss from operations	(5,610)	(8,870)
Total other income, net	299	216
Net loss	$(5,311)	$(8,654)
Net loss per share, basic and diluted	$(0.06)	$(0.24)
Weighted-average number of common shares outstanding, basic and diluted	96,279,216	35,586,861